Exhibit 4.5

ADDENDUM TO THE CALL OPTION AGREEMENT

THIS ADDENDUM IS MADE ON 27 FEBRUARY 2025 BETWEEN

(1)

ProQR Therapeutics N.V., a public company under Dutch law (naamloze vennootschap), having its official seat in Leiden, its office address at Zernikedreef 9, 2333 CK Leiden, the Netherlands and registered in the Dutch Commercial Register under number 54600790 (the Company);

(2)

Stichting Continuity ProQR Therapeutics, a foundation under Dutch law (stichting), having its official seat in Leiden, its office address at Zernikedreef 9, 2333 CK Leiden, the Netherlands and registered in the Dutch Commercial Register under number 61435775 (the Foundation).

RECITALS

(A)

The Company and the Foundation are a party to a call option agreement originally dated 23 September 2014 (the Call Option Agreement) with a view to the realisation of a situation in which the Foundation can delay, mitigate or prevent the acquisition or expansion of influence and/or control over the Company which the Foundation considers to be, or reasonably expects to lead to, a Threat.

(B)

On 23 May 2024 the Company changed its two-tier board system into a one-tier board system. In view of the foregoing the Company and the Foundation wish to update the Call Option Agreement in this respect.

NOW HEREBY AGREE AS FOLLOWS:

1.	definitions

Unless specifically provided otherwise herein the definitions used in this Addendum will have the meaning set out in the Call Option Agreement.

2.	One-tier board
2.1

As of 23 May 2024, any and all powers, rights, and obligations that were previously allocated to the Management Board and the Supervisory Board are assumed by the Company’s one-tier board, referred to as the Board of Directors.

2.2	A new definition will be included in clause 1.1.1 of the Call Option Agreement, reading as follows:

“Board of Directors          The Company’s board of directors.”

2.3The definitions “Management Board” and “Supervisory Board” will be abolished.

2.4	All references to the “Management Board” and the “Supervisory Board” throughout the Call Option Agreement will be replaced by the “Board of Directors.”

3.	integral PART

This Addendum forms an integral part of the Call Option Agreement and any reference to the Call Option Agreement will also be a reference to this Addendum and vice versa.

4.	governing law and jurisdiction
4.1	Governing Law

This Addendum shall be governed by and construed in accordance with the laws of the Netherlands.

4.2	Jurisdiction

The Foundation and the Company agree that any dispute in connection with this Addendum or any agreement resulting therefrom shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam.

(signature page follows)

Signature page to the Addendum to the Call Option Agreement

ProQR Therapeutics N.V.
Name:	R. Beukema
Title:	Chief Corporate Development and General Counsel

Stichting Continuuity ProQR Therapeutics
Name:	J. Hommen
Title:	Chairman of the Board

Stichting Continuity ProQR Therapeutics
Name:	S. Hepkema
Title:	Board Member